CODE OF ETHICS
MADISON INVESTMENT HOLDINGS, INC. AND AFFILIATES
MADISON FUNDS
ULTRA SERIES FUND
MADISON COVERED CALL & EQUITY STRATEGY FUND

February 2019

I.	INTRODUCTION

This Code of Ethics (“Code”) establishes the standards of conduct and professionalism expected of the “Supervised Persons” (as defined herein) of the Madison Funds, the Ultra Series Fund, the Madison Covered Call & Equity Strategy Fund, and Madison Investment Holdings, Inc. and its affiliates and subsidiaries (collectively, “Madison” or the “Firm”). The Code covers all Firm employees and is designed to:

1.	Educate Supervised Persons about the Firm’s expectations regarding their conduct and the laws and principles governing their conduct;

2.	Protect the Firm’s clients;

3.	Instill in Supervised Persons that they are fiduciaries, in a position of trust, and must act with complete propriety and in the best interests of Madison’s clients at all times;

4.	Protect the interests of clients by deterring misconduct by Supervised Persons of the Firm;

5.	Protect the reputation of the Firm;

6.	Guard against violations of the Federal Securities Laws; and

7.	Establish procedures for Supervised Persons to follow in order to comply with the fiduciary and ethical principles espoused by the Code.

Madison is committed to fostering a culture of compliance and, as such, requires all persons subject to this Code to comply with both the substance and the spirit of this Code. Therefore, Supervised Persons may not attempt to circumvent the policies and procedures set forth in this Code or otherwise do indirectly that which may not be prohibited directly by this Code.

II.	DEFINITIONS
Capitalized terms used, but not otherwise defined herein have the meanings ascribed to them in Madison’s Compliance Manual.

Blackout List means the list of Securities in which trading by Supervised Persons is prohibited, and also includes options or derivatives on such Securities. The Blackout List may also be referred to as the “Restricted List” or “Watch List.”

Chief Compliance Officer means the Chief Compliance Officer and persons designated to perform certain functions under the Code (“Designees”). The Designees list shall be periodically updated to reflect the addition or deletion of designated individuals.

Immediate Family means any of the following relationships sharing the same residence: child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, as well as minor children not sharing the same residence (e.g., at boarding school) or dependents not sharing the same residence.

Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

Investment Professional means any employee of Madison who in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security. Investment Professional includes all Portfolio

Managers and analysts at Madison, along with trading personnel and other executives that obtains information regarding the purchase or sale of a Security. All Investment Professionals are Supervised Persons, but not all Supervised Persons are Investment Professionals.

Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Regulation D (Rules 504, 505 or 506). Securities issued by any private pooled investment vehicle, such as a private equity or hedge fund, are included within this term.

Pecuniary Interest means, with respect to a Security, the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security. A Supervised Person has a Pecuniary Interest in the following:

1.	Securities held by members of such Supervised Person’s Immediate Family;

2.	His or her proportionate interest in the portfolio Securities of a general or limited partnership, the general partner of which is such Supervised Person;

3.	Any right to dividends that is separated or separable from the underlying Securities;

4.
A trustee’s Pecuniary Interest in Securities holdings of a trust and any Pecuniary Interest of any Immediate Family member of such trustee (such Pecuniary Interest being to the extent of the beneficiary’s pro rata interest in the trust); and

5.	A beneficiary of a trust if:

a.	The beneficiary shares investment control with the trustee (such Pecuniary Interest being to the extent of the beneficiary’s pro rata interest in the trust);

b.	The beneficiary has investment control with respect to a trust transaction without consultation with the trustee;

c.	There are remainder interests in the trust over which such Supervised Person has the power, directly or indirectly, to exercise or share investment control; or

d.
Such Supervised Person is a settlor or grantor, and such person reserves the right to revoke the trust without the consent of another person and exercises or shares investment control over the Securities.

A Supervised Person will not be deemed to have a Pecuniary Interest in the portfolio Securities held by a corporation or similar entity in which such Supervised Person owns Securities if the Supervised Person is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

Personal Account means a brokerage, bank or other account for holding and investing in a Reportable Security, in which the employee has Beneficial Ownership, in whole or in part. Personal Accounts also are deemed to include issuers in the case of a private Reportable Security or any other location where evidence of a Reportable Security may be held (such as safety deposit boxes or safes containing stock certificates).

Pre-Clearance Officer means the individual(s) designated to review proposed trades (transactions). Certain individuals shall be designated as the Pre-Clearance Officer for employees working in or for the Madison, Scottsdale and Ontario offices, and the designated Pre-Clearance Officer list shall be periodically updated to reflect the addition or deletion of designated individuals.

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a Security.

Reportable Security means any Security, however, the term Reportable Security excludes from pre-clearance and reporting under this Code the following:

1.	Direct obligations of the U.S. government;

2.	Securities invested as part of an automatic investment plan, provided the transaction not override the pre-set schedule or allocations of the automatic investment plan;

3.	Shares as a result of a tender offer (other than a partial tender) or other corporate transactions made available generally to all shareholders of the issuer;

4.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

5.	Shares issued by money market mutual funds;

6.	Shares issued by unaffiliated mutual funds;

7.	Shares issued by unit investment trusts that are invested exclusively in one or more unaffiliated mutual funds; and/or

Note: A reportable security includes the Madison Funds. Transactions in the Madison Funds must be reported, however, such transactions do not require pre-clearance.

Reporting Persons means employees of Madison that are not involved in day-to-day operations of the firm and are not involved in portfolio management or investment services on behalf of the firm. Reporting Persons typically encompasses part-time employees with limited employment duties. Reporting Persons will be treated as Supervised Persons and are subject to all the requirements of the Code of Ethics, except Reporting Persons are not subject to certain of the pre-clearance requirements and reporting under this Code of Ethics as described in Section IV herein.

Retirement Plans means the Madison retirements plans including the Schwab Personal Choice Retirement Account

Security generally will have the meaning set forth in Section 202(a) (18) of the Advisers Act, and includes:

1.	Any note, stock, treasury stock, future, bond, debenture or evidence of indebtedness;

2.	Any certificate of interest or participation in any profit-sharing agreement;

3.	Any collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate or certificate of deposit for a Security;

4.	Any fractional undivided interest in oil, gas or other mineral rights;

5.	Any put, call, straddle, option or privilege (including a certificate of deposit) or on any group or index of securities;

6.	Any put, call straddle, option or privilege entered into on a national securities exchange relating to foreign currency; and

7.	In general, any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of or warrant or right to subscribe to or purchase any of the foregoing.

Supervised Persons means all employees, officers, and designated Investment Professionals of Madison that are not designated as Reporting Persons (as defined herein) under this Code of Ethics.

Third Party Manager means a third party who manages investment account(s) on behalf of a Supervised Person or a Supervised Person’s Immediate Family. A Third Party Manager exercises discretion over the trading and direction of the Supervised Person and/or his or her Immediate Family and can be a private wealth manager or a trustee.

529 Plan(s) means a plan established under Section 529 of the Internal Revenue Code of 1986, as amended. A 529 Plan is a tax advantaged investment vehicle designed to encourage savings for future higher education expenses, and also includes expenses for K-12 public, private, and religious school tuition. 529 plans invest primarily in unaffiliated mutual funds.

III.	STANDARDS OF BUSINESS CONDUCT

Madison seeks to foster a reputation for integrity and professionalism. The Firm views its reputation as a vital business asset and values the trust placed in it by its clients. Madison has adopted this Code to further protect its reputation and to ensure compliance with Federal Securities Laws, as well as to meet the fiduciary duty owed to its clients. As a fiduciary, the Firm has an affirmative duty of care, honesty, loyalty and good faith to act in the best interests of its clients. Madison views its clients’ interests as of paramount importance and believes that its clients’ interests come before Madison’s own interests. The Firm also strives to identify and avoid conflicts of interest; recognizing, however, that such conflicts may arise. All questions or comments regarding this Code should be directed to the CCO.

All Supervised Persons must comply with this Code as well as with all applicable securities laws. Supervised Persons must not, directly or indirectly:

1.	Employ any device, scheme or artifice to defraud any existing or prospective client;

2.
Make to any existing or prospective client any untrue statement of a material fact or omit to state to such person a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice or course of conduct that is fraudulent, deceptive or manipulative, including the making of statements that omit material facts;

4.	Use his or her position, or any investment opportunities presented by virtue of his or her position, to their personal advantage or to the detriment of any existing or prospective client; or

5.	Engage in any conduct or transaction that may result in a Supervised Person’s interest being in conflict with the interests of a client.

These practices do not represent an exhaustive list of prohibited activities. In order to detect possible prohibited practices, the CCO will conduct a required annual review under Rule 206(4)-7 and will review annually all client Complaints, if any, and the books and records required to be maintained by the Advisers Act. If a prohibited business practice is found to exist, the CCO will take action to remedy the situation and to prevent its reoccurrence. In addition, all Supervised Persons are prohibited from engaging in the following practices without approval of the CCO:

1.	Transact business, representing to be or being licensed as an investment adviser with a company other than Madison (or any affiliate of the Firm), without the prior written consent of the CCO;

2.	Act as a custodian for money, securities or executed stock powers of a Madison client without the prior written consent of the CCO;

3.	Knowingly buy or sell a Security requiring pre-approval unless the transaction is pre-approved, as set forth herein;

4.
Provide any investment advice (i.e., advice as to the value of Securities or as to the advisability of investing in, purchasing or selling securities) or portfolio management services for compensation to any person, other than a Madison client, under any circumstances, unless such arrangement is disclosed to and approved by the CCO;

5.	Use any Advertising relating to his or her activities as a Supervised Person unless such Advertising has been approved by the CCO;

6.	Initiate any oral or written communication with any Regulator or responding to any oral or written communication initiated by any Regulator, unless authorized to do so by the CCO;

7.
In his or her individual capacity, enter into a business transaction with a Madison client (existing or prospective), including the purchase or sale of securities or other property or services, without the pre-approval of the CCO, unless as a general consumer of such client’s services;

8.	Loan money to or borrowing money from a Madison client (existing or prospective) without the prior written consent of the CCO;

9.	Receive any remuneration from a Madison client, other than remuneration to which such Supervised Person is contractually entitled;

10.
Initiate any communication with Madison clients (existing or prospective), whether oral or written, unless authorized to do so by the CCO or unless such communication is in connection with such Supervised Person’s ordinary duties; and/or

11.	Responding to any client Complaint, either orally or in writing, unless authorized to do so by the CCO or other supervisor.

IV.	PERSONAL TRADING

A.    Requirements.

As an investment adviser, Madison seeks to avoid personal securities trades by persons covered by Madison’s Code of Ethics that create even the appearance of a conflict of interest with clients or that could create a question of whether a Supervised Person has traded while in possession of material, non-public information.

There exists a potential for a conflict of interest each time a Madison Supervised Person trades a Security for his or her account. This policy has been crafted, first and foremost, to ensure that the interests of Madison’s clients are not adversely impacted by Supervised Person trading. It is the Firm’s belief that during the day Supervised Persons should be focused on managing Madison clients’ portfolios. However, the Firm also recognizes that personal investment activity may be an integral part of a Supervised Person’s educational, retirement, estate and general financial security plan and Madison recognizes that many Supervised Persons may therefore wish to trade securities when managing their own finances. This policy is intended to create an appropriate and reasonable framework for Madison’s Supervised Persons to manage and conduct their own investment affairs.

Madison encourages investment rather than trading by the Firm’s Supervised Persons. Supervised Persons must avoid personal trading that involves an excessive amount of risk and personal time and/or attention at work that can reasonably be considered to interfere with the performance of their duties at Madison. As a result, Madison reserves the right to restrict Supervised Persons’ trading privileges at any time, if upon review the Firm deems the frequency of a Supervised Person’s trades (i.e., related sales and purchases of the same or equivalent securities) to be excessive. In addition, as more fully described below, Madison is required to review on a periodic basis Madison Supervised Person personal trades and holdings.

Madison believes that this Code of Ethics not only helps fulfill the Firm’s regulatory and fiduciary obligations, but also protects the Firm’s reputation and instills in Supervised Persons the Firm’s commitment to honesty, integrity and professionalism. In the event there is any uncertainty of the propriety of any trade being contemplated, Supervised Persons should consult with the CCO. The following rules govern securities trading by all Supervised Persons and their Immediate Families:

1.
Front Running Strictly Prohibited: Supervised Persons (including Reporting Persons) may not enter an order or make an investment that anticipates (i.e., front runs) or competes with a client order or investment if the Supervised Person is aware or should be aware that: (i) there is a pending buy order in the securities of that same issuer for any client; or (ii) a purchase of the Securities of that same issuer can reasonably be anticipated for a client in the next five days. As a general rule, a Supervised Person of the Firm may not effect for himself or herself any transactions in a security with a view toward making a profit from a change in price of such security resulting from anticipated transactions by or for clients. Except as set forth in the de minimis exception below, clearance will not be granted for any security that is currently being held in the Firm’s model portfolios or that is being actively considered. The Firm’s CCO will consider any unusual circumstances that would justify an exception to the pre-clearance rule.

2.
Pre-Approval Requirement: Supervised Persons (but not Reporting Persons) may not engage in the purchase or sale of a Reportable Security without pre-approval. Where necessary (typically, transactions in excess of the de minimis limit), the Pre-Clearance Officer shall document pre-clearance, which documentation shall be forwarded to the Compliance Department for verification against broker confirms and quarterly statements.

3.
Grandfathered Reportable Securities: New employees who have existing holdings in their accounts not conforming to the personal trading requirements or who hold Securities on the Firm’s Blackout List are permitted to hold onto their positions. However, new employees with existing holdings in their account are required to seek pre-approval from the Pre-Clearance Officer prior to any add-on or sale of an existing position.

4.
Insider Trading Strictly Prohibited: Supervised Persons (including Reporting Persons) may not engage in any trade, order activity or investment if such activity is the result of exposure to material non-public information, i.e., inside information.

5.
Pre-Approval Limits: Approvals of Securities transactions granted by the Pre-Clearance Officer will be effective for two (2) trading days following such approval, or unless the Pre-Clearance Officer specifies otherwise. Supervised Persons who receive approval with respect to a Securities transaction but do not effect a purchase or a sale within the two (2) trading day period should submit a new pre-clearance request to the Pre-Clearance Officer. Supervised Persons should not communicate any denial by the Pre-Clearance Officer of any trade to any person.

6.
Frequent Trading of Proprietary Mutual Funds: Supervised Persons (including Reporting Persons) may generally buy and sell the Madison-managed mutual funds without pre-clearance. Further, Supervised Persons (including Reporting Persons) may generally buy and sell the Madison-managed mutual funds without restriction, subject to any restrictions on trading set forth in the applicable fund prospectus. However, without regard to prospectus provisions, in no event may Supervised Persons engage in frequent trading or market timing of fluctuating value registered funds advised or sub-advisor by the Firm. For purposes of this Code, “frequent trading or market timing” is considered making multiple “round-trips” in any fund within a thirty (30) day period. A “round-trip” consists of one or more investments and correlating redemptions. Supervised Persons may not engage in more than one such “round trip” within any calendar quarter. However, a Supervised Person that has established an automatic investment plan in any fund with a regularly scheduled investment of the same amount of money on a periodic (quarterly, monthly or more frequent) basis, such investments are not considered the front-end of a round-trip. Likewise, other investments over which Supervised Persons have no control of the timing (e.g. new retirement plan contributions made by the Firm or trustee-to-trustee transfers) are not subject to this prohibition. As a practical matter, employees are subject to the same frequent trading restrictions as other mutual fund shareholders.

7.	Blanket Pre-Clearance: The CCO or the Pre-Clearance Officers may grant blanket pre-clearance for certain types of Securities that will not be traded in client accounts.

8.	Excessive Trading: Excessive trading in employee accounts is strongly discouraged. The CCO may limit the number of trades allowed in employee accounts during a given period.

9.	Employee Accounts and Internal Products: When entered concurrently with client accounts, employee accounts and/or internal products will always trade last in any rotation.

10.
De Minimis Transactions: Madison permits Supervised Persons to trade a de minimis amount of fixed income and equity securities, provided the transaction is pre-cleared and the Supervised Person has no actual knowledge that the Security is being considered for purchase or sale by a client or that the Security is being purchased or sold by or for the client. "Being considered for purchase or sale" means a portfolio manager has indicated his or her intention to purchase or sell or an open order in the security exists on the trading desk.

NOTE: THE EMPLOYEE MUST SPECIFICALLY INDICATE THAT THE EMPLOYEE HAS NO ACTUAL KNOWLEDGE THAT THE SECURITY IS BEING CONSIDERED FOR PURCHASE OR SALE BY A

CLIENT OR THAT THE SECURITY IS BEING PURCHASED OR SOLD BY OR FOR THE CLIENT. ALL TRADES UNDER THE DE MINIMIS EXCEPTION MUST BE PRECLEARED BY THE PRECLEARANCE OFFICER IN ADVANCE OF BEING PLACED.

a.
Fixed Income Securities: The following are the de minimis limits for fixed income securities: (i) fixed income securities having a principal amount not exceeding $50,000.00 and (ii) non-convertible debt securities and non-convertible preferred stocks, which are rated by at least one nationally recognized statistical rating organization (“NRSO”) in one of the three highest investment grade rating categories.

b.	Equity Securities: Equity securities, excluding options, warrants, and rights, are permitted if the transaction does not exceed 500 shares.

c.
Options. The de minimis limit for options contracts is the purchase or sale (call or put, covered or uncovered) of five (5) options contracts. The assignment of options contract (under the de minimis limit) shall be treated as non-volitional, and not subject to pre-clearance under the Code of Ethics.

d.
Securities Held in Client Accounts. Investment Professionals may not trade a Security in their Personal Account(s), beyond the de minimis amount, where that Security is held in a client account (portfolio). Supervised Persons may trade in a Security held in a client account, above the de minimis amount, unless that Security is traded on the date of that Supervised Person’s pre-clearance request.

11.
Managed Accounts: Managed Accounts include securities held in a discretionary account over which the Supervised Person (including Reporting Persons) has no direct or indirect influence or control, but will typically have a pecuniary interest. Generally, Managed Accounts are not subject to the pre-clearance or reporting requirements, provided, however, that the CCO is able to confirm:

a.	The nature of relationship between the Third Party Manager and the Madison Supervised Person;

b.
That both the Madison Supervised Person and, if possible, the Third Party Manager provide materials to the CCO confirming that the Supervised Person has no direct or indirect influence or control over the trading in the account;

c.	That the Supervised Person provided clear and direct instructions to the Third Party Manager regarding Madison’s policy; and

d.
Further, the CCO reserves the right to sample Managed Accounts for transactions. Finally, the CCO will annually require certification from the Supervised Person that he or she did not exert any direct or indirect influence or control over the trading in the Supervised Person’s managed account(s).

12.
Investment Professionals. Supervised Persons that are designated as Investment Professionals may not trade in a security, beyond the de minimis transaction amount, where that security is held in a client account or where that Security is traded on the date of that Investment Professional’s pre-clearance request.

13.
IPO Pre-Clearance: Supervised Persons (including Reporting Persons) may not acquire Beneficial Ownership in any Securities in an Initial Public Offering. This does not preclude the acquisition of securities in an initial public offering by the spouse or family member provided: (i) such spouse or family member is employed by the company making the offering; and (ii) he or she is offered the securities as a bona fide employee benefit. Supervised Persons are not prohibited from acquiring any Securities in an IPO offered through promotional means (internet giveaway, etc.) if the Supervised Person has not provided any money or services in exchange for receiving such promotional Securities.

14.
Limited Offering Pre-Clearance: Supervised Persons (including Reporting Persons) may not acquire Beneficial Ownership in any Securities in a Limited Offering without obtaining prior approval of the Pre-Clearance Officer. This includes any purchases of interest in private funds. These Limited Offering Pre-Clearance requirements do not apply to the Madison employee stock option plan and other employee ownership in Madison and its affiliates.

15.
Blackout List (Restricted List) Pre-Clearance: Supervised Persons (including Reporting Persons) may not buy or sell any Security on the Blackout List without obtaining prior and express approval of the Pre-Clearance Officer. Madison maintains a Blackout List of Securities about which it or its Supervised Persons may have material non-public information. In addition, the CCO may add to the Blackout List any public company of which a client is an officer or director, or any public company where a Madison spouse is employed. The Securities of any company included on the Blackout List generally may not be purchased or sold by any Supervised Person.

16.
Cryptocurrencies and Internet Coin Offerings. Supervised Persons (including Reporting Persons) may purchase cryptocurrencies. Cryptocurrencies are typically not considered Securities. Cryptocurrencies are treated as cash (e.g. Bitcoin, Ethereum, Medicalchain, etc…) and are not subject to reporting and pre-clearance requirements. However, all investments in “Initial Coin Offerings” (“ICOs”) must be pre-cleared to determine whether there is an investment in a “Security.”

B.    Reporting Persons

Reporting Persons are not required to pre-clear securities transactions, however, Reporting Persons must disclose all accounts and report all securities holdings and transactions.

V.	REPORTING OF PERSONAL SECURITIES TRANSACTIONS

A.	Initial Personal Holdings Report/List of Brokerage Accounts

Within ten (10) days of becoming a Supervised Person, each Supervised Person must submit a list of all brokerage accounts held by him or her as well as accounts over which he or she maintains a beneficial interest. Private investments must be included in this disclosure. The CCO or her designee will then inform each Supervised Person which, if any, brokerage accounts require reporting under Madison’s Code of Ethics. For example, accounts over which a Supervised Person has no discretion to direct an equity trade may not require reporting.

B.	Duplicate Brokerage Account Statements

Supervised Persons should direct their broker, dealer or bank to transmit contemporaneous electronic duplicate copies of all account statements relating to that account directly to the Firm. For Madison Investment Holdings, Inc., Madison Asset Management, LLC, Madison Investment Advisors, LLC (including its Arizona branch office) and Hansberger Growth Investors, LP the address is:

Compliance Department
Attn: Trey Edgerle
550 Science Drive
Madison, WI 53711

Any brokerage account statements must include, for each transaction: (i) the date of the transaction; (ii) the title and type of Security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date; (iii) the number of shares and principal amount of the Security, as well as the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iv) the price of the Security at which the transaction was effected; and (v) the name of the broker, dealer or bank with or through which the transaction was effected. Supervised Persons brokerage account statements will be reviewed quarterly by either the CCO or the Pre-Clearance Officer. Each Supervised Person must advise the CCO of his or her intent to open, and receive authorization prior to opening, any new brokerage account over which the Supervised Person maintains Beneficial Ownership. The CCO’s personal trading will be reviewed by a member of the executive team.

C.	Annual Personal Holdings Report

On an annual basis, each Supervised Person will confirm his or her brokerage accounts and private investments no later than February 14 of each year, which must be current as of a date no more than forty-five (45) days before the date on which the report is submitted, for the year-end, December 31. Except as otherwise provided below, the Initial and Annual Personal Holdings Reports should include:

1.
The title and type of Security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Reportable Security in which the Supervised Person has any direct or indirect Beneficial Ownership;

2.	The name of any broker, dealer or bank with which the Supervised Person maintains an account in which any securities are held for the Supervised Person’s direct or indirect benefit; and

3.	The date the Supervised Person submits the report.

Supervised Persons who submit monthly brokerage account statements do not need to submit an Annual Personal Holdings Report if all transactions in which the Supervised Person maintains a Beneficial Interest are reflected in the brokerage account statements that are submitted by the Supervised Person to the CCO. Limited Offering transactions are not usually reflected on brokerage account statements and accordingly Supervised Persons must make sure to also report to the CCO on an annual basis any pre-approved investments in private funds.

D.	Quarterly Transaction Reports

Except as otherwise provided below, Supervised Persons will report to the Compliance, no later than thirty (30) days after the end of each calendar quarter, the following information with respect to all transactions during the quarter in any Reportable Security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in a Reportable Security:

1.	The date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each Security involved;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	The price at which the transaction was effected;

4.	The name of the broker, dealer or bank with or through which the transaction was effected; and

5.	The date the report was submitted.

Supervised Persons who submit contemporaneous duplicate brokerage account statements to Compliance are not required to complete a Quarterly Transaction Report for Securities identified on these statements. Private investments, however, or other investments required to be reported and not identified on the duplicate statements, are required to be reported to the CCO on a quarterly basis.

E.	Exemptions from Holdings and Transaction Reports

Non-volitional transactions are typically not subject to pre-clearance. A Supervised Person need not make holding or transaction reports with respect to:

1.
Transactions effected pursuant to an automatic investment plan. Supervised Persons may have an automatic investment plan (“AIP”) in securities that need not be reported. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not considered part of the automatic investment plan and must be cleared and reported as described below. Supervised Persons do not have to provide duplicate statements for AIPs.

2.
Sales as a result of a tender offer (other than partial tender offers which require pre-clearance) or other corporate action made available generally to all shareholders of the issuer are exempt transactions and do not require pre-clearance;

3.
Securities held in an account over which the Supervised Person does not: (i) exercise any investment discretion; (ii) receive notice of transactions prior to their execution; and (iii) otherwise have direct or indirect influence or control (e.g., blind pool accounts), providing the above requirements are met; and/or

4.
Information that would duplicate information contained in broker trade confirmations or account statements that Madison holds in its records, so long as Madison receives such confirmations or statements no later than thirty (30) days after the end of the applicable calendar quarter.

F.	Private Investments

Supervised Persons must report Limited Offerings, such as private investments, to the CCO. On at least an annual basis, after obtaining initial pre-approval, Supervised Persons are required to report to the Pre-Clearance Officer or the CCO all Limited Offering transactions, including private placements in hedge fund and private equity fund vehicles.

G.	Blackout (Restricted) List Procedures

The CCO will place a security on the Blackout List if it becomes known to the CCO that any Supervised Person is in possession of any material non-public information relating to such security. A company or issuer, however, may be placed on the Blackout List for a number of reasons. Therefore, no inferences should be drawn concerning a company or its securities due to its inclusion on the Blackout List. The Blackout List will note the date and time the security or securities were placed on such list and other relevant information relating to such restriction. While a security is on the Blackout List, the CCO shall closely monitor trading to assure that no trades are entered into with respect to such security. Any Supervised Person who has information suggesting that any company or issuer should be placed on, or removed from, the Blackout List should promptly notify the CCO.

The contents of the Blackout List are proprietary to the Firm and should not be disclosed to persons outside the Firm. The Restricted List will generally be maintained by the CCO (or his/her designee) and provided to Firm Supervised Persons engaged in its securities trading activities. Additions to, or deletions from, the Restricted List may be made only by the CCO (or his/her designee).

VI.	EXPERT NETWORKS

Supervised persons may consult with paid industry experts through an approved expert network as part of the firm’s research process. Supervised persons who wish to speak with a paid industry expert through an approved expert network is required to follow the policies and procedures on expert networks fully described on APPENDIX H.

VII.	CONSULTANTS OR INDIVIDUALS

Supervised Persons may also consult with consultants, individuals, or industry veterans who are knowledgeable about a specific sector or company. A Supervised Person wishing to speak with such a person who, based on their functional role at current or former positions or engagements could have access to material non-public information, must seek pre-approval from the CCO prior to initiating such conversations. Supervised Persons who wish to speak with such individuals or consultants should:

1.	Provide biographical information about the consultant or individual to the CCO;

2.	Obtain written pre-clearance from the CCO prior to engaging in substantive discussions with the consultant or individual;

3.	Provide notice of meetings with experts to the CCO via calendar invitation;

4.	Tell the consultant or individual at the beginning of the meeting about the topics that are likely to be discussed and confirm that the consultant or individual allowed to discuss such topics;

5.	Tell the consultant or individual at the beginning of at least the first call that Madison does not want to receive any information:

a.	About the consultant or individual’s employer or affiliated entities;

b.	About prior employers, or affiliated entities, of the consultant or individual during the past six months;

c.	That the consultant or individual is prohibited from disclosing; or

d.	That may be material non-public information;

6.	Ask the consultant or individual whether he or she is permitted by his or her employer to provide such consultations; and

7.	Immediately report the receipt of any potentially material non-public information to the CCO.

The CCO may also periodically attend meetings or sit in on phone calls with consultants or individuals in order to understand the types of information that are discussed, review sampled email correspondence involving such consultants or individuals, monitor the frequency with which various consultants are being used and/or compare particularly profitable trading to Madison’s past contacts with such consultants or individuals.

VIII.	CONFIDENTIALITY OF REPORTING UNDER CODE OF ETHICS

The CCO, Pre-Clearance Officer and other designated compliance employees receiving reports of Supervised Persons’ holdings and transactions under this Code will keep such reports confidential, except to the extent that the CCO and designated compliance employees are required to disclose the contents of such reports to Regulators or otherwise deemed necessary in the discretion of the CCO.

IX.	INSIDER TRADING

A.	Insider Trading Policy Statement

Madison seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. To further that goal, this Code implements procedures to deter misuse of material non-public information in securities transactions. Accordingly, Madison forbids Supervised Persons and members of their Immediate Family from trading a public Security, either personally or on behalf of others, while in possession of material non-public information or communicating material non-public information to others. This conduct is referred to as insider trading, and the policy prohibiting insider trading applies to every Supervised Person and extends to activities within and outside their duties at the Firm.

Trading Securities while in possession of material non-public information or improperly communicating that information to others may expose a Supervised Person to stringent penalties. Criminal sanctions may include a fine of up to $1 million and/or ten years imprisonment. The SEC can recover profits gained or losses avoided through trading on inside information, can impose a penalty of up to three times the illicit windfall and can issue an order barring a Supervised Person from the securities industry. A Supervised Person may also be sued personally by clients seeking to recover damages for insider trading violations.

B.	What is Insider Trading?

The term insider trading is not defined in the Federal Securities Laws, but generally is used to refer to the use of material non-public information to trade in Securities, whether or not one is an insider, or to the communication of material non-public information to others. The law generally prohibits:

1.	Trading by an insider while in possession of material non-public information;

2.
Trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and/or

3.	Communicating material non-public information to others, without the approval of the CCO.

C.	Who is an Insider?

The concept of insider is broad. It includes officers, directors, managers and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations. A Supervised Person who accepts a board seat as director of another company could be treated as a temporary insider of that company. In addition, the Firm may become a temporary insider of a company that it advises, for which it performs other services or in which it is considering an investment or acquisition.

D.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. Material information is generally defined as information for which there is a substantial likelihood that a reasonable client would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s Securities. No simple test exists to determine when information is material. Assessments of materiality involve a highly fact-specific inquiry. Supervised Persons should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s results and operations. The SEC has stated that advance information about the following is generally considered to be material:

1.	Earnings information;

2.	Mergers, acquisitions, tender offers or developments regarding clients or suppliers (i.e., the acquisition or loss of a contract);

3.	Changes in control or in management;

4.	Changes in auditors, or auditor notification that the issuer may no longer rely on an auditor’s audit report;

5.	Extraordinary management developments;

6.	Debt service or liquidity problems;

7.	Impending change in debt rating by a statistical rating organization;

8.	Criminal, civil and government investigations and indictments;

9.
Events regarding the issuer’s Securities (e.g., defaults on senior Securities, calls of Securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of Security holders, public or private sales of additional Securities); and

10.	Bankruptcies or receiverships.

Material information also may relate to the market for a company’s Securities. Information about a significant order to purchase or sell Securities may, in some contexts, be deemed material.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the United States Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a Security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or unfavorable.

E.	What is Non-Public Information?

Information is non-public until it has been effectively disseminated broadly to clients in the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones tape, Bloomberg, Reuters Economic Services, The Wall Street Journal or other publications of general circulation, and after sufficient time has passed so that the information has been disseminated widely. Supervised Persons should direct all questions or uncertainties to the CCO.

F.	What are the Penalties for Insider Trading?

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

1.	Civil injunctions;

2.	Treble damages;

3.	Disgorgement of profits;

4.	Jail sentences;

5.	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

6.	Fines for the employer or other controlling person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

In addition to the above, violations of Madison’s insider trading policy can also result in internal discipline, including censure or dismissal of the person or persons involved, and any other legal action.

X.	PROCEDURES DESIGNED TO DETECT AND PREVENT INSIDER TRADING

During the course of their employment, Supervised Persons may come into possession of material non-public information about various Securities. The following procedures are designed to help ensure that the Firm complies with the prohibition on insider trading by limiting the use and restricting the disclosure of material non-public information to persons within or outside the Madison organization who are in a position to trade on the basis of such information or to transmit it to others. These procedures are also designed to aid Madison in preventing, detecting or imposing sanctions against insider trading.

A.	Identifying Insider Information

Before trading Securities, a Supervised Person should ask himself or herself the following questions regarding information in his or her possession:

1.	What was the source of the information? Consider carefully whether the information was obtained from any insiders, including any temporary insiders.

2.	What is the nature of the information? For example, does it involve a tender offer?

3.
Is the information material? Is this information that a client would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the Security if generally disclosed?

4.
Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation? Has the information been effectively communicated to the marketplace by being filed with the SEC or the subject of an issuer press release?

If, after consideration of the above, any Supervised Person believes that the information is material and non-public, or if a Supervised Person has questions as to whether the information is material and non-public, he or she should take the following steps:

1.	Report the information and proposed trade immediately to the CCO;

2.	Refrain from any purchase or sale of such Security in question on behalf of not only the Supervised Person, but also of others, including family members; and

3.	Do not further communicate the information inside or outside Madison other than to the CCO, except as necessary for the performance with his or her job.

After the CCO has reviewed the issue, the Supervised Person will be instructed to either continue the prohibitions against trading and communication because the CCO has determined that the information is material and non-public (in which case the Security will be added to the Blackout List), or he or she will be allowed to trade the Security and communicate the information.

B.	Identifying Insider Information Under Special Circumstances

If a Madison Supervised Person or a member of the Supervised Person’s Immediate Family serves upon the board of directors of a publicly traded company or as an officer of such a company, such Madison Supervised Person must notify the CCO, who may then seek objective, third party review from outside counsel as to whether any information in his or her possession as a result of his or her role as a board member or officer of the company might be construed as material, non-public information.

C.	Relationships with Potential Insiders

Madison’s clients, third party research providers and advisory board members may possess material non-public information. Access to such information could come as a result of, among other things:

1.	Being employed by an issuer (or sitting on the issuer’s board of directors);

2.	Working for an investment bank, consulting firm, supplier, or customer of an issuer;

3.	Sitting on an issuer’s creditors committee;

4.	Personal relationships with connected individuals; and

5.	An Immediate Family member’s involvement in any of the preceding activities.

Individuals with access to material non-public information may have an incentive to disclose the information to Madison due to the potential for personal gain. Supervised Persons should be extremely cautious about investment recommendations, or information about issuers, that it receives from clients, third party research providers, and advisory board members. Supervised Persons should inquire about the basis for any such recommendations or information, and should consult with the CCO if there is any appearance that the recommendations or information is based on material non-public information.

D.	Restricted Access to Material Non-Public Information

Information in a Supervised Person’s possession that is identified as material and non-public may not be communicated to anyone outside of Madison and should only be communicated within Madison to those Supervised Persons who have a reasonable business need to know such information and understand that such information is governed by this Policy. In addition, care should be taken so that such information is secure. For example, Supervised Persons should adhere to the following procedures:

1.
Files containing material non-public or sensitive information should be handled with care. Such information should not be left lying in conference rooms or left out in offices or on desks but rather should be locked in file drawers or cabinets overnight or during an absence from the office. Additionally, such sensitive information stored in computer systems and other electronic files should be kept secure;

2.
Appropriate controls for the reception and oversight of visitors to sensitive areas should be maintained. For example, visitors should be accompanied while in Madison’s offices and should not be left unattended in areas where access to non-public information or recommendations may be obtained;

3.	Document control procedures, such as shredding papers containing material non-public information, should be used where appropriate;

4.	Business conversations should be avoided in public places, such as elevators, hallways, restrooms and public transportation, or in any other situation where such conversations may be overheard; and

5.
Madison may not disclose contemplated portfolio transactions to third parties without proper authorization. The Firm should avoid disclosing that it is considering increasing (or decreasing) exposure in particular industries or sectors, especially if such disclosures would logically implicate a particular security or securities.

E.	Rumor Control

Madison strictly prohibits the use or misuse of false rumors. Supervised Persons should be aware that all company emails may be monitored for inappropriate or illegal communications, including the creation or dissemination of false market or Securities related rumors.

F.	Anti-Fraud Rule

Rule 206(4)-8 under the Advisers Act prohibits an investment adviser from: (i) making any untrue statement of material fact or omitting to state a fact necessary to make the statement made, in the light of the circumstances under which they were made, not misleading to any existing or prospective client; or (ii) otherwise engaging in any act, practice or course of business that is fraudulent, deceptive or manipulative with respect to any existing or prospective client.

As such, the CCO will coordinate annual reviews of the following types of communications to ensure that false or misleading statements are not made, and that other types of fraud are not committed, on any existing or prospective client, regardless of whether Madison is offering or selling securities:

1.	Firm Advertising, in accordance with the review procedures;

2.	Other communications to prospective clients, including communications not ordinarily deemed to be Advertising; and

3.	Statements in reports and financial statements to existing clients, in accordance with the relevant investment management agreement or other organizational document.

Among other things, the CCO will periodically review records such as emails, quarterly reports and Advertising to confirm that:

1.	The strategies pursued by the relevant investment matches those described in the communication;

2.	The risks associated with an investment match those described in the communication;

3.	The experience and credentials of the Firm are accurately portrayed;

4.	The performance of the relevant Madison client matches the data described in the communication;

5.	The methods of valuation of the relevant Madison client matches that described in the communication, and the terms of such method of valuation are adequately disclosed to the clients; and

6.	The Firm’s methods of allocating investment opportunities follow those described in the communication.

XI.	GIFTS AND ENTERTAINMENT

The giving or receiving of Gifts or other items of value to or from persons or entities doing business or seeking to do business with the Firm, could call into question the independence of the Firm’s judgment as a fiduciary of its clients.

“Gifts” are defined to include any gift, gratuity or item of value, including the giving and receiving of gratuities, merchandise and the enjoyment or use of property or facilities for weekends, vacations, trips, dinners and the like, and may include transportation and lodging costs (other than occasional non-lavish business meals and entertainment). As used in this Code, the term “Business Contacts” means other investment advisers and asset managers; brokers and securities salespersons; law firms; accounting firms; suppliers and Vendors; and any other individual or organization with whom the Firm has or is considering a business or other relationship, including members of the press and trade organizations. For purposes of this Code, multiple individuals employed by the same entity shall be considered a single Business Contact.

Gifts, favors, entertainment and other such inducements may be attempts to obtain favorable treatment. Accepting such inducements could raise doubts about a Supervised Person’s ability to make independent business judgments as well as the Firm’s commitment to treating clients fairly. It is important to note that certain inducements could constitute bribes, payoffs or kickbacks, which are illegal.

A Supervised Person may accept infrequent, nominal Gifts with a value of $100.00 or less. Gifts of more than $100.00 may be accepted if protocol, courtesy or other special circumstances exist, as sometimes happens with international transactions. However, all Gifts in excess of $100.00 must be reported to the CCO, who will determine if the Supervised Person may keep the Gift, whether it must be returned or whether it should more appropriately become Madison’s property.

Supervised Persons may never accept cash (or cash equivalents, such as gift cards). Similarly, Supervised Persons may not benefit personally from any Madison activity, such as an investment for a client, selection or use of a firm as a broker or counterparty for client transactions or purchase of goods or services.

This prohibition does not apply to occasional dinners, sporting, concert or customary entertainment events and other activities which are part of the ordinary course of business, provided that the value of the item is consistent with customary business entertainment and not likely to raise a conflict of interest, violate applicable law or which would be likely to influence decisions made by a Supervised Person with respect to Madison’s investment decisions. Further, personal contacts may lead to Gifts of a purely nominal value, which are offered on the basis of friendship and may not raise concerns related to conflicts of interest or influence a Supervised Person’s decisions.

Additional restrictions on Gifts may apply to Supervised Persons who are registered as lobbyists in connection with their solicitation and client relations’ activities with pension plans of certain states (e.g., CalPERS, CalSTERS) or cities. Supervised Persons must consult the CCO prior to accepting Gifts from, or giving Gifts to, representatives of any state or city pension plan.

A Supervised Person may accept Gifts or entertainment, such as promotional items and business meals, if they are in line with accepted business practice, if they could not be construed as potentially influencing a Supervised Person’s business judgment or creating an obligation and if public knowledge thereof would not embarrass the Supervised Person or Madison. When such business activities occur frequently, such costs should be shared or paid for on a reciprocal basis. If a Supervised Person is invited to a meeting or special event that involves similar offers to large numbers of people from the same type of business, he or she may attend only with prior approval from the CCO. Additionally, the Vendor, Business Contact or client must be present at the entertainment event; otherwise, the entertainment will be considered a gift and, as such, subject to dollar amount limitations as discussed below.

These policies apply equally to giving. Gifts and entertainment for current or prospective Madison clients should be consistent with customary business practice. They should be avoided where they might compromise the Firm’s integrity; for example, where they might be viewed as intended to obtain business from prospective clients. Supervised Persons should limit business-related Gifts to items having a nominal value.

If a Supervised Person has any question regarding the giving or receiving of a Gift, he or she should contact the CCO prior to delivery or acceptance of such Gifts.

XII.	OUTSIDE BUSINESS ACTIVITIES

Madison Supervised Persons are expected to devote all or substantially all of their professional time and efforts to Madison business. Involvement in an outside business (e.g., employment, consulting or serving as a director) could conflict with Madison’s or its clients’ interests. Accordingly, Supervised Persons must obtain the CCO’s prior written approval of all such activity. It could also be a conflict if a Supervised Person’s Immediate Family member is involved in a business that may conflict with Madison’s or its clients’ interests (e.g., an employee’s spouse works for a counterparty Madison trades with). Employees must report all such involvements to the CCO, including but not limited to:

1.	Being engaged in any other business, whether or not related to investments and trading;

2.
Being employed or compensated by any other person for business-related activities of whatever kind or nature (other than infrequent or de minimis activities, e.g., being paid on a one-time basis to assist a neighbor to paint her house, etc.) without the pre-approval of the CCO;

3.	Serving as an employee of another organization;

4.	Serving as general partner, managing member, manager or in similar capacity with limited or general partnerships, limited liability companies, hedge funds or other privately offered funds;

5.	Engaging in personal investment transactions to an extent that such transactions divert attention from or impair the performance of duties in relation to the business of the Firm and its clients;

6.
Having any direct or indirect financial interest or investment in any broker-dealer, investment adviser, Commodity Trading Adviser, Commodity Pool Operator, other current or prospective supplier of goods or services to the Firm from which the employee might benefit or appear to benefit materially; and

7.	Serving on the board of directors (or in any similar capacity) of another company, whether public or private, without the pre-approval of the CCO.

While most outside business activities will not ordinarily present a concern to the Firm and will be allowed as a matter of course, employees are still required to report any and all outside business activities so that the Firm can make this determination. Routine charitable or volunteer work generally will not be required to be reported, unless it would present a material conflict of interest for the Firm.

The CCO will maintain a record of all outside business activities, if any, of each employee. On an annual basis, the CCO will review all reported employee outside business activities to confirm they continue to be consistent with the Firm’s business activities and fiduciary duties. The CCO periodically may require all employees, or certain employees, to provide updated information regarding their outside business activities.

XIII.	REPORTING OF VIOLATIONS OF THE CODE OF ETHICS

Nothing in this Code prohibits a Supervised Person from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the U.S. Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. A Supervised Person does not need the prior authorization of the CCO or anyone at the Firm to make any such reports or disclosures and a Supervised Person is not required to notify the Firm that he or she has made such reports or disclosures. A Supervised Person must also report violations of this Code promptly to the CCO if he or she has any reason to believe that he or she may have failed to comply with (or has become aware of another person’s failure to comply with) any of the policies and procedures set forth in this Compliance Program.

In order to promote the reporting of violations, reporting may be done anonymously through depositing a written description of the incident in question to the CCO or by mailing such description to the CCO. No Madison employee will be penalized in any respect for reporting a violation or suspected violation in good faith, even if no violation in fact has occurred. Failure to report a violation of the Code can be, in itself, a violation of the Code.

The CCO may, under circumstances that she deems appropriate and not opposed to the interests of the Firm’s clients, create exceptions to requirements under this Code that are not expressly mandated under the Federal Securities Laws. The CCO shall consider reports of violations made hereunder and shall determine whether or not this Code has been violated and what sanctions, if any, should be imposed.

XIV.	VIOLATIONS OF THE CODE OF ETHICS

Upon discovering a violation of this Code, the CCO may report violations to upper management and/or impose such sanctions as she deems appropriate, including, among other things, a letter of censure, suspension, and/or termination of the employment of the violator.

XV.	ADMINISTRATION OF THE CODE OF ETHICS

The Firm will provide all Supervised Persons with a copy of this Code and with any amendments. Each Supervised Person must provide the CCO with a written acknowledgement of his or her receipt of the Code annually and upon an amendment of the Code. It is a fundamental business priority of Madison’s that Madison employees cooperate to not only ensure literal compliance with all required policies and procedures but also to foster a comprehensive “culture of compliance.”

XVI.	ANNUAL REVIEW AND AFFIRMATIONS APPLICABLE TO INVESTMENT COMPANIES.

The Boards of Trustees of each registered investment company managed by the Madison organization shall annually review this Code and any procedures developed hereunder for compliance with Rule 17j-1. The CCO shall prepare for the Board an annual written report that:

•	Describes any issues arising under the Code since the last written report to the Board, including, but not limited to, information about:

•	Material violations of the Code;

•	Sanctions imposed in response to the material violations;

•	Waivers of Code provisions or restrictions and reasons for any such waiver, demonstrating that such waivers did not permit an Access Person or Advisory Employee to engage in any fraud; and

•
Certifies that each Madison Fund, Ultra Series Fund, each Madison closed-end fund, Madison Investment Holdings, Inc. and each of its affiliates have adopted procedures reasonably necessary to prevent Access Persons and Advisory Employees from violating this Code.

The CCO may prepare more frequent reports for the Funds’ Board (e.g. quarterly reports), and such reports shall constitute the “annual written report.”

Additional Definitions and Special Provisions for Access Persons.

Access Person. The term "Access Person" shall mean any trustee, officer, general partner, director, or advisory person of the Funds. An Access Person generally refers to all Advisory Employees because we all may have access to a variety of portfolio specific information, either because we manage portfolios on a day-to-day basis or simply because we may periodically “overhear” information during the course of our employment.

The trading restrictions and reporting requirements contained in this Code shall not apply to an individual who is considered an Access Person because he is a trustee of the Funds but who is not an "interested person" of the Funds within the meaning of section 2(a)(19) of the Investment Company Act of 1940, except where such trustee knew or, in the ordinary course of fulfilling his official duties as a trustee of the Funds, should have known that, during the fifteen (15) day period immediately before or after any security transaction, such security is or was purchased or sold by the Funds or such purchase or sale by the Funds is or was considered by the Funds or their advisor, otherwise quarterly transactions reports would be required.

Similarly, the trading restrictions and reporting requirements contained in this Code shall not apply to non-employee directors of Madison Investment Holdings, Inc. (or any of its subsidiaries) unless (1) the director knew, or, in the course of fulfilling his official duties as a director of Madison, should have known that, during the fifteen (15) day period immediately before or after any security transaction, such security is or was purchased or sold by the Funds or such purchase or sale by the Funds is or was considered by the Funds or their advisor, or (2) the CCO has determined otherwise.

EXHIBIT A
INITIAL AND ANNUAL
SECURITIES HOLDING REPORT
MADISON INVESTMENT HOLDINGS, INC. AND AFFILIATES
[Note: The On-line Forms in Ascendant may replace the following Forms]

Brokerage Accounts: Please list all accounts over which you or a household member has Beneficial Ownership.

Employee Name	Account Type	Brokerage Firm	Account Number

Holdings: For new employees, the most recent calendar quarter or month-end brokerage statements should be used. Please list all securities held as of December 31 from your investment accounts below. Private investments must also be included in the information listed below. For brokerage accounts, annual brokerage account year-end summaries provided by the broker-dealer may be submitted in lieu of filling out the information below. For private investments, statements from the adviser may be provided in lieu of filling out the information below.

Type of Investment (i.e., public security, private fund interest, hedge fund interest, private REIT)	Broker or Adviser	CUSIP	Principal Amount

EXHIBIT B
QUARTERLY TRANSACTION REPORT
MADISON INVESTMENT HOLDINGS, INC. AND AFFILIATES
[Note: The On-line Forms in Ascendant may replace the following Forms]

In accordance with the Code of Ethics, you must report to the CCO, within thirty (30) days of the end of each calendar quarter, all transactions in Reportable Securities for which you have direct or indirect Beneficial Ownership.

Exchange Ticker Symbol or CUSIP	Number of Shares	Buy or Sell	Price per Share	Date of Transaction	Broker Dealer or Bank	Brokerage Account No.

The following are private placement securities transactions that have not been reported and/or executed through a broker (e.g., direct purchase of a Limited Offering) during the previous calendar quarter.

Type of Investment (i.e., private fund interest, hedge fund interest, private REIT)	Name of Fund/Firm	Shares	Principal Amount

This represents the Reportable Securities I have traded this quarter. This also represents all other private placement securities transactions that have not been reported and/or executed through a broker this quarter.

Date	Signature

EXHIBIT C
LIMITED OFFERING REQUEST AND REPORTING FORM
MADISON INVESTMENT HOLDINGS, INC. AND AFFILIATES
[Note: The On-line Forms in Ascendant may replace the following Forms]

Please state the name of entity offering the private placement, general business and nature of the investment you wish to invest in through a private placement: ___________________________________________________________________________

1. Was this offer presented to you because of your position with Madison Investment Holdings and affiliates? Yes No If yes, please explain _______________________________________________

2. Will you play any management role in the private placement or business and are you providing any service or advice to the business or issuer?     Yes     No     If yes, what will your role and responsibilities consist of? ________________________________

3. Does the Private placement issuer have any dealings with Madison Investment Holdings or its affiliates? Yes No __________________________________ (If yes, please describe).

4. Would this be an appropriate investment for clients of the firm? Yes No    To your knowledge, does any client of Madison presently hold securities of this issuer? Yes No

5. To the best of your knowledge, does the private placement issuer have plans to go public any time soon? If so, when?     Yes     No

6. Are you being given any preferential treatment in the deal? (If yes, please describe)         Yes     No

7. Will you have a controlling interest in the entity? Yes No If yes, what percentage? ________%

8. In light of your position and responsibilities at Madison, are you aware of any fact, issue or circumstance involving the private placement that might give rise to an actual or apparent conflict of interest?
Yes     No Comments:________________________________________________

Requested by: ____________________________________
Date: ___________________________________________

Preclearance Approved/Denied: _________________________
By: ________________________________________________
Date: ______________________________________________